Exhibit 99.1

Warren Resources Announces Appointment to Audit Committee and Compliance With Nasdaq Marketplace Rules

NEW YORK, January 18, 2007 /PR Newswire/First Call/ - Warren Resources, Inc. (“Warren”) (Nasdaq:WRES) announced today that an existing director, Mr. Dominick D’Alleva has been appointed to fill the vacancy on the audit committee left by the resignation of Mr. Marshall Miller. The appointment was effective January 1, 2007.

As a result of the resignation of Mr. Miller, who was one of the Company’s independent directors that also served on the audit committee, the Company temporarily had two members on its audit committee. Under the NASDAQ Stock Market (“NASDAQ”) Marketplace Rule 4350, a NASDAQ listed company must have three independent members on its audit committee. As a result of that temporary vacancy on the audit committee, on January 11, 2007, the Company received notice from the NASDAQ of noncompliance with NASDAQ Marketplace Rule 4350 as a result of not continuously having three independent members on its audit committee, but NASDAQ advised that the Company was within the grace period to regain compliance and was not subject to delisting from the Nasdaq as a result of the deficiency unless it failed to fill the vacancy no later than December 22, 2007.

On January 18, 2007 NASDAQ sent a letter to the Company that the Company now meets the NASDAQ Rule 4350 requirement and is in compliance because of the appointment of a third independent director to the audit committee.

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its primary and secondary water flood oil recovery programs in the Wilmington Units located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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